Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES APPROVAL TO LIST ON NASDAQ

Green Bay, Wisconsin, February 22, 2016 – Nicolet Bankshares, Inc. (OTCBB: NCBS) (“Nicolet”) is pleased to announce that its common stock was approved for listing on the Nasdaq Capital Market exchange. Trading on the Nasdaq is expected to begin on Wednesday, February 24, 2016. Until that date, Nicolet’s common stock will continue trading on the OTCBB. Following the transfer to Nasdaq, the Company’s common stock will continue to trade under the ticker symbol “NCBS.”

Chairman and CEO, Bob Atwell, stated “Our transition to Nasdaq represents a significant step toward enhancing value to our shareholders. We have been an SEC reporting company for almost three years, and we believe the Nasdaq listing offers an opportunity to leverage our transparent reporting and strong corporate governance practices.”

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.